UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2016

CADUS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-28674	13-3660391
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

767 Fifth Avenue, New York, NY	10153
(Address of principal executive offices)	(Zip Code)

Company’s telephone number, including area code: (212) 702-4300

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 31, 2016, James R. Broach resigned as a member of the Board of Directors of Cadus Corporation.

Effective April 4, 2016, the Board of Directors of Cadus Corporation appointed Tara Elias Schuchts to fill the resulting vacancy. In accordance with the Company’s By-Laws, she will serve as a director until the next annual meeting of stockholders and until her successor has been duly elected and qualified or until her earlier resignation or removal. Ms. Schuchts has been engaged for over two decades in the sale of residential properties, primarily in South Florida.

There is no arrangement or understanding with any other person pursuant to which Ms. Schuchts was selected as a director or has been named to serve on any committee of the Board of Directors of the Company.

Cadus Corporation has not been a participant in any transaction since January 1, 2015, nor is any such transaction proposed, in which the amount involved exceeds $120,000 and in which Ms. Schuchts had or will have a direct or indirect material interest. In connection with Ms. Schuchts’s appointment, Cadus Corporation and Ms. Schuchts have entered into Cadus Corporation’s standard form of indemnity agreement for Cadus Corporation’s directors and officers.

Item 8.01           Other Events.

Effective April 4, 2016, the Corporation’s Board of Directors terminated the Corporation’s 1996 Incentive Plan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 5, 2016	Cadus Corporation

	By:	/s/ Hunter C. Gary
		Name:	Hunter C. Gary, President and Chief Executive Officer